EXHIBIT 107

Calculation of Filing Fee Table

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Airship AI Holdings, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock issuable upon exercise of warrants	457(c)	2,702,702	$4.81	$12,999,997	0.0001381	$1,795.30
			Total Offering Amounts			$12,999,997		$1,795.30
			Total Fees Previously Paid					-
			Total Fee Offsets					-
			Net Fees Due					$1,795.30

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rules 457(c) solely for the purpose of calculating the registration fee on the basis of $4.81 per share, the closing price of the registrant’s common stock on October 22, 2025, as reported on The Nasdaq Global Market.